                                                                      Exhibit 99

Financial Statements

IdeaForest.com

Fiscal Year Ended January 31, 2001 (Audited)
Period From February 1, 2001 to December 31, 2001 (11-months Unaudited) and Year Ended December 31, 2002 (Unaudited)


                              IdeaForest.com, Inc.

                          Index to Financial Statements


                                                                           Page
                                                                           ----
Report of Independent Auditors...............................................1
Balance Sheets - Total Assets as of December 31, 2002, December 31, 2001
     and January 31, 2001....................................................2
Balance Sheets - Total Liabilities and Shareholders' Deficit as of
     December 31, 2002, December 31, 2001 and January 31, 2001...............3
Statements of Operations for the year ended December 31, 2002, the period from February 1, 2001 to December 31, 2001 (11-months)
     and the fiscal year ended January 31, 2001..............................4
Statements of Redeemable Preferred Stock and Shareholders' Deficit
     for the year ended December 31, 2002, the period from
     February 1, 2001 to December 31, 2001 (11-months) and the fiscal year ended January 31, 2001.............................................5
Statements of Cash Flows for the year ended December 31, 2002, the period from February 1, 2001 to December 31, 2001 (11-months)
     and the fiscal year ended January 31, 2001..............................6
Notes to Financial Statements................................................7

                         Report of Independent Auditors


To the Shareholders and Board of Directors IdeaForest.com, Inc.:

We have audited the accompanying balance sheet of IdeaForest.com, Inc. as of January 31, 2001, and the related statement of operations, redeemable preferred stock and shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IdeaForest.com, Inc. at January 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

We have not audited or reviewed the financial statements of IdeaForest.com, Inc. as of December 31, 2002 and 2001 and for the year ended December 31, 2002 and the period from February 1 to December 31, 2001. Accordingly, we do not express an opinion or any other form of assurance on them.

                                             /s/ Ernst & Young

Cleveland, Ohio,
August 8, 2003.

                               IdeaForest.com, Inc.

                                  Balance Sheets
                                  Total Assets

                                                                  December 3l,                 January 31,
                                                             2002              2001               2001
                                                         -------------------------------------------------
                                                          Unaudited          Unaudited

ASSETS
Current assets:
   Cash and cash equivalents                             $ 1,537,185        $ 2,603,722        $ 6,745,097
   Inventories                                               297,269                209            124,550
   Deposits                                                  215,645                  -                  -
   Prepaid expenses and other current assets                 150,522             34,380            178,814
                                                         -------------------------------------------------
Total current assets                                       2,200,621          2,638,311          7,048,461

Property, equipment and website development:
   Website development                                     4,704,408          4,704,408          4,704,408
   Computer hardware                                       1,717,187          1,360,788          1,332,873
   Computer software                                       1,377,518          1,357,255          1,354,662
   Office equipment and other                                408,430            436,968            459,046
                                                         -------------------------------------------------
                                                           8,207,543          7,859,419          7,850,989
   Less accumulated depreciation and amortization          6,598,834          3,925,531          1,463,576
                                                         -------------------------------------------------
                                                           1,608,709          3,933,888          6,387,413
Other assets:
   Licensing arrangements                                    468,750          2,338,738          2,593,457
   Deposits and other long term assets                             -            172,512            202,950
                                                         -------------------------------------------------

Total assets                                             $ 4,278,080        $ 9,083,449        $16,232,281
                                                         =================================================


See accompanying notes to financial statements.

                              IdeaForest.com, Inc.

                                  Balance Sheets
                   Total Liabilities and Shareholders' Deficit

                                                                                              December 31,            January 31,
                                                                                         2002             2001           2001
                                                                                   ----------------------------------------------
                                                                                     Unaudited        Unaudited
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                                 $    282,475     $    127,436     $    512,084
  Accrued expenses and other current liabilities                                        380,273          227,016          417,133
  Current portion of capital lease obligations                                                -          206,694          358,779
  Current portion of line of credit                                                     143,447                -                -
  Amounts due to shareholder                                                            516,301          159,003           27,218
                                                                                   ----------------------------------------------
Total current liabilities                                                             1,322,496          720,149        1,315,214

Capital lease obligations                                                                     -                -          174,969
Line of credit, net of current portion                                                   73,088                -                -
Note payable due to shareholder                                                         100,000          100,000          100,000

Convertible redeemable preferred stock:
  Convertible Redeemable Preferred Stock Series A--$0.001
    par value (investment of $8,894,731 plus accretion to redemption value
    of $0 for all periods)                                                            8,894,731        8,894,731        8,894,731
  Convertible Redeemable Preferred Stock, Series A-I--$0.001 par value                      226              226              226
  Convertible Redeemable Preferred Stock, Series B--$0.001
    par value (investment of $21,466,667 plus accretion to redemption value of
    $11,175,361, $6,564,511 and $2,470,579 and accrued and unpaid dividends
    of $4,352,546, $2,590,956 and $998,468 in 2002, 2001 and 2000, respective        36,994,574       30,622,133       24,935,714
  Less unamortized issuance costs for preferred stock                                   (64,723)         (90,371)        (116,020)
                                                                                   ----------------------------------------------
Total convertible redeemable preferred stock                                         45,824,808       39,426,719       33,714,651

Shareholders' deficit:
  Common stock--$0.001 par value; 210,000,000 shares authorized at December 31,
    2002, 2001 and January 31, 2001 and 19,188,897, 19,097,697 and
    19,101,697 shares issued and outstanding at December 31, 2002, 2001
    and January 31, 2001, respectively                                                   19,188           19,097           19,101
  Additional paid-in capital                                                                  -                -                -
  Unearned compensation                                                                (119,092)        (153,428)        (181,341)
  Accumulated deficit                                                               (42,942,408)     (31,029,088)     (18,910,313
                                                                                   ----------------------------------------------
Total shareholders' deficit                                                         (43,042,312)     (31,163,419)    (19,072,553)
                                                                                   ----------------------------------------------
Total liabilities and shareholders' deficit                                        $  4,278,080     $  9,083,449     $ 16,232,281
                                                                                   ==============================================



See accompanying notes to financial statements.

                              IdeaForest.com, Inc.

                            Statements of Operations



                                                                    Period From
                                               Year Ended          February 1 to         Fiscal Year
                                               December 31,         December 31,       Ended January
                                                   2002                 2001             31, 2001
                                              ------------------------------------------------------
                                                Unaudited            Unaudited

Net revenues                                  $  8,362,143         $  2,212,226         $    635,727

Cost of goods sold                               5,853,699            1,554,333              754,705
                                              ------------------------------------------------------

   Gross profit (loss)                           2,508,444              657,893             (118,978)

Operating expenses:
   Selling, general and administrative           5,055,604            4,448,975           12,972,258
   Depreciation and amortization                 2,968,384            2,731,009            1,665,944
                                              ------------------------------------------------------
                                                 8,023,988            7,179,984           14,638,202
                                              ------------------------------------------------------



Loss from operations                            (5,515,544)          (6,522,091)         (14,757,180)

Interest income                                     34,629              161,186              494,574
Interest expense                                   (39,247)             (47,539)            (401,843)
                                              ------------------------------------------------------
Net Loss                                      $ (5,520,162)        $ (6,408,444)        $(14,664,449)
                                              ======================================================



See accompanying notes to financial statements.

                              IdeaForest.com, Inc.

       Statements of Redeemable Preferred Stock and Shareholders' Deficit





                                                              CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                                       ------------------------------------------------------
                                                                 SERIES A                   SERIES A-1
                                                       -----------------------------   ----------------------
                                                           SHARES         AMOUNT        SHARES     AMOUNT
                                                       ------------------------------------------------------
Balance at February 1, 2000                                18,817,556    $ 6,977,520           -       $   -
  Issuance of Series A Preferred Stock for License
  Agreement                                                 8,374,780      1,894,600
  Issuance of Series A-1 Preferred Stock for License
  Agreement                                                                                1,000         226
  Issuance of Series B Preferred Stock
  Issuance of warrant for License Agreement
  Issuance of warrant in connection with bridge loan
  Preferred stock dividends accretion
  Accretion of preferred stock to redemption value                             3,309
  Exercise of stock options
  Issuance of restricted stock
  Issuance of stock options for services
  Deferred compensation expense
  Net loss
                                                       ------------------------------------------------------

Balance at January  31, 2001                               27,192,336    $ 8,875,429       1,000       $ 226

  Preferred stock dividends
  Accretion of preferred stock to redemption value                             3,309
  Issuance of stock options for services
  Deferred compensation expense
  Other
  Net loss
                                                       ------------------------------------------------------

Balance at December 31, 2001 (Unaudited)                   27,192,336    $ 8,878,738       1,000       $ 226

  Preferred stock dividends
  Accretion of preferred stock to redemption value                             3,309
  Issuance of stock options for services
  Exercise of stock options
  Deferred compensation expense
  Net loss
                                                       ------------------------------------------------------

Balance at December 31, 2002 (Unaudited)                   27,192,336    $ 8,882,047       1,000       $ 226
                                                       ======================================================



                                                                                                          SHAREHOLDERS' DEFICIT
                                                                                                        ----------------------------
                                                         CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                                       ----------------------------------------------
                                                                SERIES B
                                                        ----------------------------                           COMMON STOCK
                                                         SHARES          AMOUNT            TOTAL          SHARES       PAR AMOUNT
                                                       -----------------------------------------------------------------------------
Balance at February 1, 2000                                       -      $         -      $ 6,977,520     13,586,675       $ 13,586
  Issuance of Series A Preferred Stock for License
  Agreement                                                                                 1,894,600
  Issuance of Series A-1 Preferred Stock for License
  Agreement                                                                                       226
  Issuance of Series B Preferred Stock                   94,901,269       21,354,966       21,354,966
  Issuance of warrant for License Agreement                                                         -
  Issuance of warrant in connection with bridge loan                                                -
  Preferred stock dividends accretion                                        998,468          998,468
  Accretion of preferred stock to redemption value                         2,485,562        2,488,871
  Exercise of stock options                                                                         -        100,980            101
  Issuance of restricted stock                                                                      -      5,414,042          5,414
  Issuance of stock options for services                                                            -
  Deferred compensation expense                                                                     -
  Net loss                                                                                          -
                                                       -----------------------------------------------------------------------------

Balance at January  31, 2001                             94,901,269     $ 24,838,996     $ 33,714,651     19,101,697       $ 19,101

  Preferred stock dividends                                                1,592,487        1,592,487
  Accretion of preferred stock to redemption value                         4,116,272        4,119,581
  Issuance of stock options for services                                                            -
  Deferred compensation expense                                                                     -
  Other                                                                                                       (4,000)            (4)
  Net loss                                                                                          -
                                                       -----------------------------------------------------------------------------

Balance at December 31, 2001 (Unaudited)                 94,901,269     $ 30,547,755      $39,426,719     19,097,697         19,097

  Preferred stock dividends                                                1,761,591        1,761,591
  Accretion of preferred stock to redemption value                         4,633,189        4,636,498
  Issuance of stock options for services                                                            -
  Exercise of stock options                                                                         -         91,200             91
  Deferred compensation expense                                                                     -
  Net loss                                                                                          -
                                                       -----------------------------------------------------------------------------

Balance at December 31, 2002 (Unaudited)                 94,901,269     $ 36,942,535     $ 45,824,808     19,188,897       $ 19,188
                                                       =============================================================================



                                                                             SHAREHOLDERS' DEFICIT
                                                       --------------------------------------------------------------


                                                       ADDITIONAL
                                                        PAID-IN        UNEARNED       ACCUMULATED
                                                        CAPITAL      COMPENSATION       DEFICIT           TOTAL
                                                       ----------------------------------------------------------------
Balance at February 1, 2000                               $ 85,600        $ (64,467)    $ (2,226,169)    $ (2,191,450)
  Issuance of Series A Preferred Stock for License
  Agreement                                                                                                         -
  Issuance of Series A-1 Preferred Stock for License
  Agreement                                                                                                         -
  Issuance of Series B Preferred Stock                                                                              -
  Issuance of warrant for License Agreement                883,689                                            883,689
  Issuance of warrant in connection with bridge loan       353,670                                            353,670
  Preferred stock dividends accretion                     (998,468)                                          (998,468)
  Accretion of preferred stock to redemption value        (469,176)                       (2,019,695)      (2,488,871)
  Exercise of stock options                                  3,549                                              3,650
  Issuance of restricted stock                             138,609         (144,023)                                -
  Issuance of stock options for services                     2,527                                              2,527
  Deferred compensation expense                                              27,149                            27,149
  Net loss                                                                               (14,664,449)     (14,664,449)
                                                       ----------------------------------------------------------------

Balance at January  31, 2001                              $      -       $ (181,341)   $ (18,910,313)   $ (19,072,553)

  Preferred stock dividends                                                               (1,592,487)      (1,592,487)
  Accretion of preferred stock to redemption value          (1,737)                       (4,117,844)      (4,119,581)
  Issuance of stock options for services                     1,737                                              1,737
  Deferred compensation expense                                              27,913                            27,913
  Other                                                                                                            (4)
  Net loss                                                                                (6,408,444)      (6,408,444)
                                                       ----------------------------------------------------------------

Balance at December 31, 2001 (Unaudited)                  $      -       $ (153,428)    $(31,029,088)    $(31,163,419)

  Preferred stock dividends                                                               (1,761,591)      (1,761,591)
  Accretion of preferred stock to redemption value          (4,932)                       (4,631,567)      (4,636,499)
  Issuance of stock options for services                     1,630                                              1,630
  Exercise of stock options                                  3,302                                              3,393
  Deferred compensation expense                                              34,336                            34,336
  Net loss                                                                                (5,520,162)      (5,520,162)
                                                       ----------------------------------------------------------------

Balance at December 31, 2002 (Unaudited)                  $      -       $ (119,092)   $ (42,942,408)   $ (43,042,312)
                                                       ================================================================





See accompanying notes to financial statements.

                              IdeaForest.com, Inc.

                            Statements of Cash Flows



                                                                                   Period From
                                                             Year Ended           February 1 to       Fiscal Year
                                                            December 31,           December 31,      Ended January
                                                                2002                  2001              31, 2001
                                                            ------------------------------------------------------
                                                             Unaudited              Unaudited
OPERATING ACTIVITIES
Net loss                                                    $ (5,520,162)        $ (6,408,444)        $(14,664,449)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization                              2,968,384            2,731,009            1,665,944
    Stock compensation expense                                    35,966               29,650               29,676
    Amortization of discount on bridge loan                            -                    -              353,670
    Loss on asset sales and disposals                             26,059              161,186              143,396
    Impairment loss on intangible asset                        1,592,112                    -                    -
    Changes in operating assets and liabilities:
      Inventories                                               (297,060)             124,341             (124,550)
      Prepaid expenses and other assets                         (159,272)             174,868             (107,159)
      Accounts payable                                           155,039             (384,648)            (212,134)
      Due to shareholder                                         357,298              131,785              127,218
      Accrued expenses and other current liabilities             153,257             (190,117)             367,236
                                                            ------------------------------------------------------
Net cash used in operating activities                           (688,379)          (3,630,370)         (12,421,152)

INVESTING ACTIVITIES
Proceeds from sale of assets                                       1,486               59,340               11,514
Capital expenditures, net of capital leases                     (392,878)            (243,291)          (2,198,442)
Website development costs                                              -                    -           (4,550,161)
                                                            ------------------------------------------------------
Net cash used in investing activities                           (391,392)            (183,951)          (6,737,089)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock                              -                    -           20,354,966
Proceeds from bridge loan                                              -                    -              646,330
Proceeds from issuance of warrant                                      -                    -              353,670
Proceeds from line of credit                                     216,535                    -                    -
Proceeds from the exercise of options                              3,393                    -                3,650
Payments on capital lease obligations                           (206,694)            (327,054)            (322,870)
                                                            ------------------------------------------------------
Net cash provided (used) by financing activities                  13,234             (327,054)          21,035,746
                                                            ------------------------------------------------------
Net (decrease) increase in cash                               (1,066,537)          (4,141,375)           1,877,505
Cash and cash equivalents at beginning of year                 2,603,722            6,745,097            4,867,592
                                                            ------------------------------------------------------
Cash and cash equivalents at end of year                    $  1,537,185            2,603,722         $  6,745,097
                                                            ======================================================


See accompanying  notes to financial statements.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements

                                December 31, 2002


1. ORGANIZATION AND BUSINESS

IdeaForest.com, Inc. (IdeaForest.com or the Company) is an online specialty retailer focused on the sale of high quality arts and crafts and related products. The Company was incorporated on September 7, 1999 as Craft Legend, Inc., which changed its name to IdeaForest.com, Inc. on June 1, 2000. The Company hosts and maintains its websites through the url's ideaforest.com and joann.com. The Company completed the initial design and launched its website in May 2000. In September 2000 the Company entered into a trademark license, marketing, merchandising and procurement agreements with Jo-Ann Stores, Inc. (Jo-Ann) to leverage the Jo-Ann brand through the Company's website (See Note
2). Jo-Ann (a significant shareholder of the Company) has over 900 stores throughout the United States and is publicly traded on the New York Stock Exchange (JASA and JASB). The Company's website also provides chat rooms as an outlet for customers to exchange ideas for various arts and crafts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

The Company's fiscal periods are as follows:


Fiscal 2000                 -    February 1, 2000 through January 31, 2001
Fiscal 2001 (Unaudited)     -    February 1, 2001 through December 31, 2001 (Eleven-months)
Fiscal 2002 (Unaudited)     -    January 1, 2002 through December 31, 2002

The Company changed its year-end from January 31 to December 31 in 2001. The statements of operations, redeemable preferred stock and shareholders' deficit, and cash flows as of December 31, 2001 is for the period from February 1, 2001 through December 31, 2001 (eleven-months).

The financial statements and financial information in the notes to the financial statements presented as of December 31, 2002 and 2001 and for the year ended December 31, 2002 and the eleven-month period from February 1, 2001 to December 31, 2001 have not been audited. These unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission in accordance with accounting principles generally accepted in the United States.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Product Sales
The Company recognizes revenues from product sales, net of discounts, coupon redemptions and promotional allowances when products are shipped to customers. Shipping and handling revenues and expenses are included in sales and cost of sales, respectively.

For the fiscal periods ended 2002, 2001, and 2000 shipping and handling revenues and expenses were as follows:

                                           UNAUDITED
                                  -----------------------------
                                    2002             2001              2000
                                  -----------    --------------    -------------
              Shipping Revenue      $810,717          $303,110         $ 78,562
              Shipping Expense      $972,696          $263,222         $127,983

The Company allows for merchandise to be returned under most circumstances, however the Company does not provide a reserve as the amounts of returns have not historically had a material impact on the financial statements. The Company is the principal in its transactions with customers. Specifically, the Company takes title to all products sold to its customers prior to shipment. Furthermore, the Company bears credit risk and inventory risk; however, these risks are mitigated through relationships with credit card issuers and shippers.

Advertising Revenue
The Company provides advertising to certain manufacturers on its website. Advertising revenue is recorded when the advertising commitment is completed which is on a monthly basis. Total advertising revenues for fiscal periods 2002, 2001 and 2000 were $413,089 (unaudited), $107,319 (unaudited) and $25,820, respectively.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SOFTWARE COSTS

The cost of internally developed software is capitalized and included in property, equipment and website development. The costs to develop such software are capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and begins when management authorizes and commits to funding a project it believes will be completed and used to perform the functions intended and the conceptual formulation, design and testing of possible software project alternatives have been completed. Pilot projects and projects where expected future economic benefits are less than probable are not capitalized. Internally developed software costs include the cost of software tools and licenses used in the development of the Company's systems, the cost of the design and programming of the Company's website and customization costs. Completed projects are transferred to property, equipment and website development at cost and are amortized on a straight-line basis over their estimated useful lives of three years.

STOCK COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. As such, compensation is recorded on the date of issuance or grant as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price of the stock option. Any deferred compensation is amortized over the respective vesting periods of the equity instruments.

In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", an amendment of SFAS No.
123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. SFAS No. 148 will not have any impact on the Company's financial statements as management does not have any current intention to change to the fair value method.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SFAS No. 123, Accounting for Stock-Based Compensation, encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The fair value of the option grant was estimated on the date of grant using the Black Scholes method with the following assumptions for all years presented: risk free rate of 4.92% - 6.75%; no expected dividends; an expected life of 10 years; and no volatility.

If the Company had determined compensation cost for stock options based on the fair value at the grant dates for awards under the stock plans consistent with SFAS No. 123, the Company's net loss would have increased to the pro forma amounts shown in the table below:

                                                             FISCAL PERIODS
                                              -------------------------------------------------
                                                        UNAUDITED
                                              -------------------------------
                                                   2002             2001             2000
                                              -------------------------------------------------

Net loss as reported                            $5,520,162      $6,408,444       $14,644,449
Less: Stock-based compensation determined
under the fair value method                         32,580          29,865            24,376
                                                ----------      ----------       -----------

Pro forma net loss                              $5,552,742      $6,438,309       $14,668,825
                                                ==========      ==========       ===========


ADVERTISING EXPENSE

The Company expenses advertising costs as incurred. For fiscal periods 2002, 2001 and 2000 advertising expense amounted to $340,000 (unaudited), $449,454 (unaudited) and $1,917,766, respectively.


CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid investments primarily with maturity of three months or less at the time of purchase. At December 31, 2002, cash equivalents consist primarily of short-term debt instruments, certificates of deposit and money market funds.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventory purchases by the Company consist primarily of finished goods items. Inventory is accounted for at lower of cost or market using the first in first out method.

PROPERTY, EQUIPMENT AND WEBSITE DEVELOPMENT

Property, equipment and website development, including capital leases are carried at cost less accumulated depreciation and amortization. The provision for depreciation and amortization has been computed using the straight-line method over the following estimated useful lives of the assets:

                 Website development                   3 years
                 Computer hardware                 3 - 7 years
                 Computer software                     3 years
                 Office equipment and other         3-10 years

For fiscal periods 2002, 2001 and 2000 depreciation and amortization expense for property, equipment and website development was $2,690,509 (unaudited), $2,476,294 (unaudited), and $1,480,820, respectively.


INTANGIBLE ASSETS

In June 2000, the Company entered into a ten year trademark license, website, marketing, merchandising and procurement agreement (the Licensing Agreement) with Jo-Ann. Among other things, the Licensing Agreement allows the Company to purchase inventory from Jo-Ann and use the joann.com url and name on its website. The Company is dependent upon this agreement with Jo-Ann to operate under its current economic model. The Licensing Agreement was consummated through the issuance of 8,374,780 shares of Series A Preferred Stock (Series A), 1,000 shares of Series A-1 Preferred Stock (Series A-1) and a warrant to purchase 44,193,898 common stock shares of the Company. The warrant had an exercise period of ten years, commencing on June 2, 2000, with an exercise price of $0.02262. The value assigned to the License Agreement was based on the fair market value of the equity instruments exchanged with Jo-Ann and the Company. The total value assigned to the Licensing Agreement was $2,778,515.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company is amortizing the value of the intangible asset over the life of the related contract (i.e. ten years). Total amortization expense for fiscal periods 2002, 2001 and 2000 was approximately $278,000 (unaudited), $255,000 (unaudited) and $185,000, respectively. Amortization expense for each of the five succeeding years is expected to be approximately $62,500 (unaudited) per year.

IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, to supply a single accounting approach for measuring impairment of long-lived assets, including definite lived intangible assets, businesses accounting for as a discontinued operation, assets to be sold and assets to be disposed of other than by sale. The initial adoptions of SFAS No. 144 did not have a significant impact on the Company's results of operations or financial position.

Under SFAS No. 144, long-lived assets, except for goodwill and indefinite lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are recorded at the lower of carrying value or estimated net realizable value.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In connection with fiscal 2002 year end reporting and based on the results of operations from 2002 and the completion of the Company's updated 2003 - 2005 strategic plan, the Company determined that an indication of impairment existed at December 31, 2002 in connection with the Licensing Agreement. Accordingly, an evaluation of the License Agreement asset under SFAS No. 144 was completed and the Company determined that the Licensing Agreement asset was impaired. As a result of this impairment, the Company reduced the net value of the License Agreement by $1,592,112 (unaudited) to approximately $500,000 (unaudited) in fiscal 2002. The impairment loss of $1,592,112 (unaudited) was recorded in the statement of operations in fiscal 2002 in general and administrative expense.

INCOME TAXES

The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between tax and financial reporting basis of assets and liabilities.

CONCENTRATIONS

In fiscal 2002, 2001 and 2000, the Company purchased approximately 28% (unaudited), 29% (unaudited) and 15%, respectively, of its inventory sold from Jo-Ann.

The Company performs ongoing credit evaluations of its customers; however, the majority of its sales do not require collateral and are paid by credit card.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective in fiscal 2003. The Company is currently assessing the impact of the provisions of SFAS No. 150.


3. LEASES

The Company leases its corporate office facility under an operating lease that expired on December 31, 2002. On January 1, 2003 the Company signed a three-year lease for this facility. For fiscal periods 2002, 2001 and 2000 rental expense under this operating lease amounted to $97,042 (unaudited), $139,725 (unaudited) and $282,533, respectively.

Future minimum lease payments under the non-cancelable operating lease signed on January 1, 2003 are as follows:

                                              (unaudited)
           2003                               $  89,232
           2004                                  91,462
           2005                                  93,694
           2006                                      --
           2007                                      --
                                            -----------
           Total minimum lease payments       $ 274,388
                                            ===========


For fiscal periods ended 2001 and 2000 the Company had capital leases for computer equipment of $206,694 (unaudited) and $360,529, respectively. The Company fulfilled all of its capital lease obligations in fiscal 2002.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


4. RELATED PARTY TRANSACTIONS

The Company purchased inventory and marketing services from Jo-Ann in fiscal 2002, 2001 and 2000. Total inventory and advertising services purchased by the Company is as follows:

                                          Inventory       Advertising
                                       ---------------  ----------------
          Fiscal 2002 (unaudited)        $1,730,000        $  340,000
          Fiscal 2001 (unaudited)           470,000                --
          Fiscal 2000                       130,000                --

For fiscal year 2002, 2001 and 2000, the Company had outstanding obligations with Jo-Ann of $616,301 (unaudited), $259,003 (unaudited) and $127,218, respectively. For debt owed to Jo-Ann, see Note 5.

5. DEBT
The Company has a line of credit with a brokerage firm. The credit limit for this line is tied to the available cash the Company has with the brokerage firm. As of December 31, 2002 the Company had available on this line of credit approximately $650,000 (unaudited). Interest is accrued at 5.16% per annum. The Company intends to pay the remaining amount on the line by June 30, 2004 by remitting monthly payments of $12,547 (unaudited).

The following represents a line of credit maturity for the next five years for the debt noted above:

                                                (unaudited)
                     2003                        $ 143,447
                     2004                           73,088
                     2005                               --
                     2006                               --
                     2007                               --
                                                 ---------
                                                   216,535
                     Less current portion         (143,447)
                                                 ---------
                                                 $  73,088
                                                 =========





The Company also has a $100,000 interest-free note payable with Jo-Ann, which is due on February 1, 2004.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


6. EMPLOYEE 401(k) PLAN

The Company sponsors a defined contribution 401(k) plan in which substantially all employees are eligible to participate. Under this plan, eligible employees can contribute up to 15% of salary up to the legal limit. The Company does not provide a matching contribution. For fiscal periods 2002, 2001 and 2000, the Company paid administrative expenses on behalf of the plan of approximately $6,800 (unaudited), $6,800 (unaudited) and $0, respectively.

7. CONVERTIBLE REDEEMABLE PREFERRED STOCK

The Company has three classes of convertible redeemable preferred stock, Series A, Series A-1 and Series B. During November 1999, the Company issued 18,817,556 shares of Series A Preferred Stock (Series A) for $0.372 per share and received gross proceeds of $7,000,131. Additionally, during June 2000, the Company issued 8,374,780 shares of Series A and 1,000 shares of Series A-1 Preferred Stock (Series A-1) in connection with the Jo-Ann License Agreement (See Note 2). Also during June 2000, the Company issued 93,059,240 of Series B for $0.2262 per share and together with an additional 1,842,029 shares of Series B issued on September 1, 2000 for $0.2262 per share, received gross proceeds of $21,466,667. Costs associated with these offerings were $134,864 and have been netted against the proceeds.

Dividends

Series A issues dividends at 8% of the original Series A purchase price of $0.372. Such dividends shall be payable only when declared by the Board of Directors and shall be non-cumulative. No dividend shall be paid on the Series A unless all accrued dividends on the Series B have been paid in full. Series B issues dividends at 8% of the purchase price of $0.2262. Such dividends shall be payable only if declared by the Board of Directors or upon liquidation or redemption and shall be cumulative annually. No dividends maybe declared on common stock as long as the Series Preferred stock is outstanding.

Voting Rights

Series A and B Preferred Stockholders shall be voted equally with the shares of common stock of the Company, and not as a separate class.

For as long as 5,000,000 shares of Series A remain outstanding, the vote or written consent of a majority of the Series A holders shall be necessary to (i) amend the Company's Certificate of Incorporation or Bylaws, (ii) increase or decrease the authorized number of shares of Series A

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


Preferred, (iii) redeem common stock, (iv) pay of common or preferred dividends,
(v) asset acquisition or (vi) transfer and voluntarily dissolve or liquidate the Company.

In addition, for as long as 23,000,000 shares of Series B remain outstanding, the vote or written consent of at least two-thirds of the Series B holders shall be necessary to (i) amend the Company's Certificate of Incorporation or Bylaws,
(ii) increase or decrease the authorized number of shares of Series B Preferred,
(iii) authorize any new class or series of stock convertible into equity of the Company ranking on a parity with or senior to the Series B Preferred stock, (iv) redeem or repurchase with respect to any equity security ranking junior to or on parity with the Series B Preferred, except for certain acquisitions of common stock, (v) pay as common or preferred dividends, (vi) effect an asset acquisition or transfer, (vii) enter into any reclassification or recapitalization of the outstanding capital stock of the Company, or (viii) voluntary dissolve or liquidate the Company, (ix) incur additional debt or liens in excess of $1.0 million other than accounts receivables or inventory financing in the ordinary course of business or (x) increase or decrease the authorized number of members of the Company's Board of Directors.

Liquidation

The Series B shall rank, upon liquidation, senior and prior to the Series A, A-1 and common stock and to all other classes or series of shares issued by the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B then outstanding shall be entitled to be paid out an amount per share equal to two times the Series B original issuance price plus, any cumulative dividends whether or not such dividends were declared.

After the payment of the full liquidation preference of the Series B, if the value of the cash, securities, and other property to be distributed to the stockholders of the Company (the Liquidation Value) is less than or equal to $50.0 million, then before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred and Series A-1 Preferred shall be entitled to receive a per share amount equal to the Original Series A Issue price plus all declared and unpaid dividends on the Series A Preferred and Series A-1 Preferred. Once the payment of the full amount of the liquidation preference to the holders of Series A Preferred, Series A-1 Preferred and Series B Preferred has been made these holders will be entitled to receive, on an as-if-converted basis, together with the holders of Common Stock a ratable portion of the assets of the Company legally available for distribution or if the Liquidation Value is greater than $50 million, the holders of Series A, A-1 and B preferred shares

                              IdeaForest.com, Inc.

                          Notes to Financial Statements

shall be entitled to receive, on an as-if-converted basis, together with the holders of Common Stock a ratable portion of the assets of the Company legally available for distribution.

If upon any such liquidation, distribution or wind up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred and Series A-1 Preferred then such assets shall be distributed among the holders of Series A and Series A-1 Preferred at the time outstanding, ratably in proportion to the full amount.

Conversion Rights

Each share of the Series A, A-1 and B is convertible, at the option of the holder, into shares of common stock. The number of shares of common stock to which a holder of Series A, A-1 and B Preferred shall be entitled upon conversion is the product obtained by multiplying the applicable "Conversion Rate" then in effect by the number of shares of Series A, A-1, or B preferred shares being converted. The Conversion Rate is defined as the quotient obtained by dividing the Original Series A, A-1 and B Issue Price by the applicable Conversion Price. The Conversion Price is the Original Series Issue price which is defined as $.372 for Series A and A-1 and $.2262 for Series B. As of December 31, 2002 the Series A, A-1, and B Preferred shares are convertible on a one-for-one basis, subject to adjustment (as defined in the Amended and Restated Certificate of Incorporation).

Each share of Series A, A-1 and B Preferred shall automatically be converted into shares of common stock upon a 2/3 majority vote of the respective Series Preferred holders. In addition, Series A-1 preferred shares will automatically convert to common at such time as Jo-Ann and its affiliates hold less than 10% of the Company's common stock on a fully diluted basis. Each share of the Series A, A-1 and B Preferred Stock is automatically converted into shares of common stock at a specified conversion price upon the closing of a qualified initial public offering of the Company's common stock (as defined in the Amended and Restated Certificate of Incorporation).

Redemption

The Series A and A-1 Preferred Shares are redeemable, if 2/3 of the Series A (and A-1) holders affirms redemption on the seventh anniversary of the date that the first share of Series A preferred was issued. The seventh anniversary date is November 17, 2006. The Company would have to redeem the Series A and A-1 Preferred shares in eight quarterly installments. The Company would be required to pay cash, equivalent to the original issue purchase price plus declared and undeclared dividends with respect to such shares. Further, no shares of Series A or

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


A-1 Preferred may be redeemed prior to the redemption of all outstanding shares of the Series B Preferred.

The Series B Preferred Shares are redeemable, if 2/3 of the Series B holders affirms redemption on the fifth anniversary of the date that the first share of Series B preferred was issued. The fifth anniversary date is June 2, 2005. The Company would be required to pay cash equivalent to two times the original issue purchase price plus declared and undeclared dividends with respect to such shares.

8. WARRANTS

In June 2000, the Company issued warrants to purchase 44,193,898 shares of common stock in conjunction with its Licensing Agreement with Jo-Ann. The warrants expire in June 2010 and have an exercise price of $0.02 per share. The warrants had a fair value of $883,689 at the date of issuance and were recorded as an addition to the value of the intangible licensing arrangement asset (see
Note 2). The fair value of the warrants was determined using an option pricing model with the following assumptions: expected volatility of 84.0%, expected life of 10 years, expected dividend yield rate of 0.00% and a risk free interest rate of 6.3%. See Note 2 for details regarding the intangible license agreement asset.

In May 2000, the Company obtained a $1,000,000 bridge loan from Media Technology Ventures, LP (a shareholder of the Company). The bridge loan was used in connection with the issuance of Series B Preferred Stock and had a term of one month. In exchange for this loan the Company issued a warrant to purchase 2,210,432 shares of Series B Preferred Shares at $.2262. These warrants expire in 2010 and had a fair value of $353,670. The fair value of these warrants was determined using an option pricing model and was recognized as interest expense during fiscal 2000. The assumptions used to determine the fair value of these warrants included: expected volatility of 84.0%, expected life of 5 years, expected dividend yield rate of 0.00% and a risk free interest rate of 6.3%.

9. STOCK-BASED COMPENSATION PLAN

On October 20, 1999, the Company adopted the 1999 IdeaForest.com, Inc. Equity Incentive Plan (Stock Plan) for the issuance of stock options and stock grants (i.e., restricted stock). The Stock Plan provides for an aggregate of 24,887,461 shares of the Company's common stock to be awarded under the Plan. These common shares may be granted to selected officers, key employees, the Company's Board of Directors and consultants at prices generally equal to the fair market value of a share of common stock on the date of grant. Options generally vest ratably

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


over a period commencing with the grant date and expire no later than ten years from the date of grant.

A summary of stock option activity under the Company's Stock Plan for the period from February 1, 2000 to December 31, 2002 is presented below:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                          OPTION         EXERCISE      SHARES
                                        OPTIONS           PRICE            PRICE     EXERCISABLE
                                     -------------------------------------------------------------

Outstanding at February 1, 2000         1,903,000    $0.0186 - $0.0372    $0.0351             -
   Granted                              7,007,150    $0.0186 - $0.0372    $0.0292         5,730
   Forfeited                           -3,404,720    $0.0226 - $0.0372    $0.0285             -
   Exercised                               -5,730         $0.0266         $0.0266             -
   Vested                                                                               118,635
                                     -------------------------------------------------------------
Outstanding at January 31, 2001         5,499,700    $0.0186 - $0.0372    $0.0316       124,365
Forfeited                              -4,899,700    $0.0226 - $0.0372    $0.0318             -
Vested                                                                                   86,374
                                     -------------------------------------------------------------
Outstanding at December 31, 2001          600,000    $0.0226 - $0.0372    $0.0303       210,739
(unaudited)
                                     -------------------------------------------------------------
Forfeited                                  -2,500        $0.0226         $0.0226
Vested                                                                                  153,177
                                     -------------------------------------------------------------
Outstanding at December 31, 2002          597,500    $0.0226 - $0.0372   $0.0301        363,916
(unaudited)
                                     =============================================================


Options outstanding at December 31, 2002 had a weighted average remaining contractual life of 8.5 years. At December 31, 2002, approximately 15,000,000 (unaudited) options remained available for grant.

In addition, the Company issued options to non-employee consultants for services performed during fiscal periods 1999 and 2000 amounting to 510,400 shares (See
Note 11). The fair value of these options totaled $10,208. The assumptions used to determine the fair value of these options included: expected volatility of 84.0%, expected life of 3 years, expected dividend yield rate of 0.00% and a risk free interest rate of 6.58%. The Company is amortizing the fair value of these options over their respective vesting period as a charge to compensation expense. Compensation expense related to the issuance of these options totaled $1,630 (unaudited), $1,737 (unaudited) and $2,527 in fiscal 2002, 2001 and 2000, respectively.

During fiscal years 1999 and 2000, the Company issued 8,886,517 stock grants to officers and

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


directors. The stock grants were value at the estimated fair value of common shares, which ranged between $.0186 and $.0372 during 1999 and 2000. These stock grants vest over a period ranging from one to three years. Accordingly, the Company has recorded the grants as unearned compensation to be recognized as compensation expense over the respective vesting period. Total cumulative common stock vested under these grants for fiscal year 2002, 2001 and 2000 are 6,104,913 (unaudited), 3,898,556 (unaudited) and 1,542,507, respectively. The Company recognized compensation expense related to these stock grants of $34,336 (unaudited), $27,913 (unaudited) and $27,149 during fiscal years 2002, 2001 and 2000, respectively.

10.  COMMON STOCK

At December 31, 2002, approximately 5,000,000 shares of common stock were reserved for future issuance of outstanding stock options and for the granting of future stock under the 1999 IdeaForest.com, Inc. Stock Incentive Plan. In addition, approximately 122,000,000 common shares were reserved for the conversion of Series A, A-1 and B Preferred Stock. The Company has also reserved 44,193,898 common shares for conversion of stock warrants.

11.  INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of the fiscal periods ended 2002, 2001 and 2000 are as follows:

                                                                     UNAUDITED
                                                      ------------------------------------------
                                                             2002                 2001                 2000
                                                      ---------------------------------------------------------------

       Accrued expenses                                    $    192,410         $  123,285           $  192,413
       Depreciation and amortization                           (263,220)        (1,160,354)          (1,677,433)
       Net operating loss carryforwards                      10,870,006         10,229,162            8,086,108
       Valuation allowance                                  (10,799,196)        (9,192,093)          (6,601,088)
                                                      ---------------------------------------------------------------
       Net deferred taxes                                  $          -         $        -           $        -
                                                      ===============================================================

As of December 31, 2002, the Company had Federal net operating loss carryforwards of approximately $27.2 million (unaudited), which will expire in fiscal years from 2019 to 2022. For financial reporting purposes, the entire deferred tax benefit has been offset by a valuation allowance. In the Company's judgement, the ultimate realization of the benefit is uncertain.

                              IdeaForest.com, Inc.

                          Notes to Financial Statements


The Company has tax attributes that may be subject to limitation by Internal Revenue Code Sections 382 or 383 as a result of an equity shift during 2001. The Company has not utilized any of these attributes. The Company will perform an appropriate analysis before filing a federal income tax return for which any of these tax attributes are utilized.

The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate as follows:

                                                                      UNAUDITED
                                                       -----------------------------------------
                                                                   2002                2001               2000
                                                       ----------------------------------------------------------

       Federal statutory tax rate                                 34.0%                 34.0%             34.0%
       Valuation allowance                                       (34.0)                (34.0)            (34.0)
                                                       ----------------------------------------------------------
       Effective tax rate                                          0.0%                  0.0%              0.0%
                                                       ==========================================================


12. COMMITMENTS AND CONTINGENCIES

The Company currently collects sales or other similar taxes in respect of goods sold in states where it believes nexus exists. One or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies (such as IdeaForest.com) that engage in or facilitate online commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. A successful assertion by one or more states, or the federal government, that the Company should collect further sales or other taxes on the sales of products through IdeaForest.com could negatively affect the revenues and business of the Company.